UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2016

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50307	13-3711155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7005 Southfront Road Livermore, CA		94551
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 290-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 24, 2016, FormFactor, Inc., a Delaware corporation (“FormFactor”), completed the previously announced acquisition of Cascade Microtech, Inc., an Oregon corporation (“Cascade Microtech”), by means of merger (the “Merger”) of Cardinal Merger Subsidiary, Inc., an Oregon corporation and a wholly-owned subsidiary of FormFactor (“Merger Sub”), with and into Cascade Microtech pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 3, 2016, by and among FormFactor, Merger Sub and Cascade Microtech.

In connection with the completion of the acquisition, FormFactor entered into a Credit Agreement (the “Credit Agreement”) with HSBC Bank USA, National Association, as administrative agent, co-lead arranger, sole bookrunner, and syndication agent and certain other lenders from time to time party thereto (collectively, the “Lenders”) and certain guarantors that are from time to time parties thereto. Pursuant to the Credit Agreement, the Lenders have provided FormFactor with a senior secured term loan facility of $150 million (the “Senior Secured Credit Facility”). The proceeds of the Senior Secured Credit Facility were used to finance a portion of the cash consideration paid in connection with the Merger (as defined below) and to pay related fees and expenses.

Loans made under the Senior Secured Credit Facility bear interest at the applicable LIBOR rate plus 2.00% per annum or Base Rate (as defined in the Credit Agreement) plus 1.00% per annum, at FormFactor’s election.

The final maturity of the Senior Secured Credit Facility will occur on June 24, 2021.

FormFactor may voluntarily prepay all or any part of the Senior Secured Credit Facility, without premium or penalty, subject to customary payments of any applicable LIBOR breakage costs. The Senior Secured Credit Facility will amortize in equal quarterly installments, beginning June 30, 2016, in an amount equal to 5% for year 1, 10% for year 2, 20% for year 3, 30% for year 4 and 35% for year 5, with the balance to be paid in full at maturity

The obligations under the Senior Secured Credit Facility are and will be fully and unconditionally guaranteed by certain of FormFactor’s existing and subsequently acquired or organized direct and indirect domestic subsidiaries and are secured by a perfected first priority security interest in substantially all of the Company’s assets and the assets of those guarantors, subject to certain customary exceptions.

The Senior Secured Credit Facility contains negative covenants customary for financings of this type, including covenants that place limitations on the incurrence of additional indebtedness, the creation of liens, the payment of dividends; dispositions; fundamental changes, including mergers and acquisitions; loans and investments; sale leasebacks; negative pledges; transactions with affiliates; changes in fiscal year; sanctions and anti-bribery laws and regulations, and modifications to charter documents in a manner materially adverse to the Lenders. The Senior Secured Credit Facility also contains affirmative covenants and representations and warranties customary for financings of this type.

In addition, the Senior Secured Credit Facility contains financial maintenance covenants requiring, at the end of, and for, each period of four consecutive fiscal quarters of FormFactor, beginning as of June 30, 2016, a) a ratio of total debt to EBITDA not in excess of 2.75:1.00, stepping down to 2.50: 1.00 at the end of the fiscal quarter ending June 30, 2017; and (b) a fixed charge coverage ratio of not less than 1.50:1.00, stepping down to 1.30:1.00 on the fiscal quarter ending June 30, 2018 and to 1.20:1.00 at the end of the fiscal quarter ending June 30, 2019.

The Credit Agreement contains customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain material ERISA events and cross event of default and cross-acceleration in respect of other material debt.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As disclosed in Item 1.01 above, on June 24, 2016, FormFactor completed the previously announced acquisition of Cascade Microtech pursuant to the Merger Agreement by means of the Merger.

At the effective time of the Merger (the “Effective Time”), each share of outstanding common stock of Cascade Microtech was converted into the right to receive $16.00 in cash, without interest, and 0.6534 of a share of FormFactor common stock.

At the Effective Time, each in-the-money Cascade Microtech stock option which was outstanding and vested immediately prior to the Effective Time (or that vested as a result of the consummation of the Merger) was cancelled and converted into the right to receive an amount in cash (without interest) per share subject to such option, equal to the excess, if any, of $21.47 over the applicable per share exercise price of such option. Each out-of-the-money option to purchase shares of Cascade Microtech common stock was cancelled without any cash payment.

At the Effective Time, each Cascade Microtech restricted stock unit which was outstanding and vested immediately prior to the Effective Time (or that vested as a result of the consummation of the Merger) was cancelled and converted into the right to receive an amount of cash (without interest) equal to $21.47 per share underlying such restricted stock unit.

At the Effective Time, each Cascade Microtech stock option or restricted stock unit which was outstanding and unvested immediately prior to the merger (and did not vest as a result of the consummation of the merger) and was held by a person who will continue to provide services to Cascade Microtech or FormFactor after the consummation of the merger was assumed by FormFactor on substantially the same terms and conditions that applied to such option or restricted stock unit prior to the Merger, including the vesting schedule.

The total consideration payable pursuant to the Merger Agreement consists of approximately 10.5 million shares of FormFactor common stock and approximately $255.9 million in cash to former Cascade Microtech stockholders in exchange for the cancellation of their shares of Cascade Microtech common stock. FormFactor funded the cash portion of the purchase price through a combination of existing cash on hand and proceeds from the Senior Secured Credit Facility.

In connection with the Merger, Raymond A. Link was appointed to FormFactor’s board of directors, as further described in Item 5.02 below.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to FormFactor’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2016 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 to this Current Report is hereby incorporated in this Item 2.03 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2016, in accordance with the terms of the Merger Agreement, FormFactor announced the increase of the size of its board of directors (the “Board”) from seven to eight and the appointment of Raymond A. Link to the Board. Mr. Link will be a Class II member of the Board. Mr. Link’s service on the Board commenced on June 27, 2016.

As a member of the Board, Mr. Link will receive compensation under FormFactor’s non-employee director compensation program as in effect from time to time. This compensation currently includes an annual cash retainer of $45,000 and an initial equity grant upon effectiveness of his appointment of 11,000 restricted stock units that vest monthly over three years.

Mr. Link has entered into an indemnity agreement with FormFactor, the terms of which are identical in all material respects to FormFactor’s form of indemnity agreement, which FormFactor filed as Exhibit 10.01 to its Form S-1 Registration Statement with the Securities and Exchange Commission on May 28, 2002.

The Board has determined that Mr. Link is an independent director in accordance with applicable NASDAQ Global Market rules and FormFactor’s independence guidelines, as set forth in its Corporate Governance Guidelines.

Other than the indemnity agreement and in connection with the compensation referred to above, there have been no transactions, nor are there any currently proposed transactions, to which FormFactor was or is to be a party in which Mr. Link or any member of his immediate family had, or will have, a direct or indirect material interest.

Mr. Link brings to the Board his significant financial and operational management experience with publicly held companies in the technology sector.

Prior to his appointment to the Board, Mr. Link was a director of Cascade Microtech from February 2005 through June 24, 2016, when Cascade Microtech was acquired by FormFactor. From July 2005 until he retired in April 2015, Mr. Link served as Executive Vice President and Chief Financial Officer of FEI Company, a supplier of scientific and analytical instruments for nanoscale imaging. Prior to this, Mr. Link served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of TriQuint Semiconductor, Inc., a manufacturer of electronic signal processing components primarily used in wireless communications. Mr. Link joined TriQuint in July 2001 as a result of TriQuint’s merger with Sawtek, Inc. In September 1995 Mr. Link joined Sawtek, Inc., a designer and manufacturer of a broad range of electronic signal processing components primarily for use in the wireless communications industry, as Vice President Finance and Chief Financial Officer. Mr. Link also serves on the board of directors of Electro Scientific Industries, Inc., a producer of laser-based manufacturing solutions, and nLight Corporation, a private company that makes high-power semiconductor lasers. Mr. Link received a B.S. from the State University of New York at Buffalo and a M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Link is also a licensed Certified Public Accountant.

Item 8.01. Other Events.

On June 24, 2016, FormFactor issued a press release announcing completion of the Merger and the appointment of Mr. Link to the Board. The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The historical financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 days after this Current Report on Form 8-K is required to be filed.

(b)	Pro forma financial information.

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 days after this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated February 3, 2016, by and among Cascade Microtech, Inc., FormFactor, Inc. and Cardinal Merger Subsidiary, Inc. (incorporated by reference to Exhibit 2.1 to FormFactor’s Current Report on Form 8-K filed with the SEC on February 9, 2016)

10.1	Credit Agreement among FormFactor, Inc. as Borrower, the Guarantors that are from time to time parties thereto, HSBC Bank USA, National Association, as Administrative Agent, Lead Lender, Co-Lead Arranger, Sole Bookrunner, Syndication Agent and Lender, the Lenders that are from time to time parties thereto, and Silicon Valley Bank, as Co-Lead Arranger and Documentation Agent, dated as of June 24, 2016

99.1	Press release, dated June 24, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.

Date: June 28, 2016	By:	/s/ Michael M. Ludwig
Name: Michael M. Ludwig
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated February 3, 2016, by and among Cascade Microtech, Inc., FormFactor, Inc. and Cardinal Merger Subsidiary, Inc. (incorporated by reference to Exhibit 2.1 to FormFactor’s Current Report on Form 8-K filed with the SEC on February 9, 2016)

10.1	Credit Agreement among FormFactor, Inc. as Borrower, the Guarantors that are from time to time parties thereto, HSBC Bank USA, National Association, as Administrative Agent, Lead Lender, Co-Lead Arranger, Sole Bookrunner, Syndication Agent and Lender, the Lenders that are from time to time parties thereto, and Silicon Valley Bank, as Co-Lead Arranger and Documentation Agent, dated as of June 24, 2016

99.1	Press release, dated June 24, 2016